Exhibit 10.1


                         CITIZENS COMMUNICATIONS COMPANY
                  NON-EMPLOYEE DIRECTORS' COMPENSATION SUMMARY


SIGN-ON OPTIONS
---------------

Upon commencement of service on the board, each non-employee director will be awarded a grant of 10,000 options to purchase the Company's common stock. These options are exercisable six months after their grant. The price of these options is the Fair Market Value (closing price) of the Company's common stock on the day of the director's election to the board. Options expire ten years after the date of grant or, if earlier, on the first anniversary of a director's termination of service as a director with respect to options granted after May 25, 2006.

FORMULA PLAN AWARDS
-------------------

Each non-employee director will receive a grant of 3,500 stock units on the first business day of each year.

QUARTERLY RETAINER FEE
----------------------

A non-employee director may elect to receive an annual retainer of either $40,000 in cash or 5,760 stock units, in each case payable in quarterly installments as of the first business day of each calendar quarter.

QUARTERLY MEETING FEES AND STIPENDS
-----------------------------------

Each non-employee director must elect by December 31 of the prior year (or within 30 days after becoming a director) whether to receive meeting fees and stipends, when applicable, in cash or stock units, or a combination of the two forms of compensation.

Each in-person board and committee meeting is valued at $2,000 and each telephonic board and committee meeting is valued at $1,000.

Each committee chair, and the Lead Director will also receive quarterly stipends as follows:

   Non-Employee Director Stipends                          Qtrly   Annualized
   Lead Director                                           $3,750    $15,000
   Audit Committee Chair                                   $6,250    $25,000
   Compensation Committee Chair                            $3,750    $15,000
   Nominating and Corporate Governance Committee Chair     $1,875    $7,500
   Retirement Plan Committee Chair                         $1,250    $5,000

Meeting fees and stipends are paid on the last business day of the calendar quarter in which they were earned.


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VALUATION OF STOCK UNITS
------------------------

Fees: The number of units to be awarded to a director who elects to defer all or part of his or her fees and/or stipends in stock units is determined as follows:

     The cash value of the fees and/or stipends payable to the director are divided by 85% of the Fair Market Value (the closing price) of the Company's common stock on the last business day of the calendar quarter in which the fees or stipends were earned.

Dividends: On the dividend payment date, a director's stock unit account will be credited with additional units by multiplying the number of units in each director's account as of each dividend record date by the dividend amount and then dividing the result by the Fair Market Value (closing price) of the Company's common stock as of the dividend payment date.


ELECTION RULES AND PROCEDURES
-----------------------------

Each director must elect by December 31 of the preceding year (or within 30 days after the individual becomes a director) whether he or she will receive his or her meeting fees, stipends, and retainer in cash or stock units, or an equal combination of the two forms of compensation. All elections made are irrevocable.

DISTRIBUTION UPON TERMINATION OF SERVICE
----------------------------------------

Upon termination of service as a director, a director's stock unit account shall be paid out in the form of cash (valuing each stock unit at the Fair Market Value (closing price) of a share of the Company's common stock on the termination date) or Company common stock, at the election of the director (one share of common stock shall be distributed for each stock unit in the director's stock unit account). Absent a valid election, stock units shall be paid out in common stock.